                                                                    Exhibit 12.1


                                     CEPHEID

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                   Period
                                    from
                                  inception
                                  (March 4,
                                    1996)                                                     Nine Months
                                   through     Year Ended     Year Ended     Year Ended          Ended
                                  December      December       December       December         September
CALCULATION OF FIXED CHARGES      31, 1997      31, 1998       31, 1999       31, 2000         30, 2001
----------------------------     -----------   -----------   -----------    ------------     ------------
Interest Expense related
  to rent                        $    12,400   $    23,700   $    79,500    $    150,800     $    180,500
Interest Expense                       4,000        45,000       108,000         187,000          194,000

Total Fixed Charges                   16,400        68,700       187,500         337,800          374,500

EARNINGS

Loss from Operations              (1,358,103)   (3,591,936)   (8,060,627)    (16,519,000)     (12,413,000)
Add fixed charges                     16,400        68,700       187,500         337,800          374,500
TOTAL EARNINGS                    (1,341,703)   (3,523,236)   (7,873,127)    (16,181,200)     (12,038,500)

COVERAGE DEFICIENCY               (1,358,103)   (3,591,936)   (8,060,627)    (16,519,000)     (12,413,000)